Exhibit 99.1

PROS HOLDINGS, INC. REPORTS FIRST QUARTER 2009
FINANCIAL RESULTS

•                  First quarter revenues of $18.0 million, an increase of 1% year-over-year.

•                  Non-GAAP income from operations of $3.8 million, net income of $2.8 million or $0.11 per diluted share.

•                  GAAP income from operations of $2.7 million, net income of $2.0 million or $0.08 per diluted share.

•                  Cash and cash equivalents of $52.0 million, no debt and $0.1 million of positive cash flow from operations.

Houston, Texas — May 7, 2009 — PROS Holdings, Inc. (NYSE: PRO), a leading provider of pricing and margin optimization science and software, today announced financial results for the first quarter ended March 31, 2009.

Revenues for the first quarter of 2009 were $18.0 million, a 1% increase over the first quarter of 2008, at the high end of the company’s guided range.  License and implementation revenues were $11.9 million and maintenance revenues were $6.1 million.

Bert Winemiller, Chairman and CEO, stated, “We are pleased with our financial performance in the first quarter of 2009, as we achieved the high end of revenue guidance and exceeded the operating income and EPS guidance for the quarter. We believe this was a solid performance given the current economic environment. We have prudently reduced our discretionary spending and overall operating costs while still investing in people, product and processes to drive our science and product innovation and to increase our competitive advantage. We are also planning to continue our focus on sales and marketing to position us to take advantage of the large market opportunity as the economy improves.  Even though 2009 will continue to be challenging, we have an experienced management team that we believe is focused on the right strategies. We have the expertise and resources to continue to deliver innovative, high ROI products to our customers and as a result, we intend to extend our leadership position in the pricing and margin optimization market.  PROS proven track record, proven processes, and proven solutions are the keys to our long-term success and drive our high level of customer satisfaction.”

For the quarter ended March 31, 2009, PROS reported income from operations, in accordance with generally accepted accounting principles (“GAAP”), of $2.7 million compared with $3.5 million in the first quarter of 2008.  GAAP net income in the quarter was $2.0 million, or $0.08 per diluted share, slightly above expectations, compared with $2.6 million, or $0.10 per diluted share, in the first quarter of 2008.

For the quarter ended March 31, 2009, non-GAAP income from operations was $3.8 million compared with $4.4 million for the same period in 2008.   Non-GAAP net income was $2.8 million, or $0.11 per diluted share, above our guided range, compared with non-GAAP net income of $3.2 million, or $0.12 per diluted share, in the first quarter of 2008.  These non-GAAP results in the first quarter of 2009 and 2008 exclude $1.2 million and $0.9 million, respectively, of SFAS 123R equity-based compensation charges.

The effective tax rate was approximately 27% for the three months ended March 31, 2009 compared to an effective tax rate of 35% for the three months ended March 31, 2008 largely due to the timing of the reinstatement of the Research and Experimentation (“R&E”) tax credit which was not signed into law until October 2008.  As a result, PROS recorded the full benefit of the R&E tax credit for 2008 in the fourth quarter of 2008.

Charles Murphy, Executive Vice President and CFO, stated, “With the continuing uncertainty of the global recession, we are very pleased with our operating results for the first quarter.  While total revenue increased, license and implementation revenue declined as a result of longer sales cycles, increased scrutiny on purchasing decisions and overall cautiousness taken by customers as a result of continued economic challenges.  Even in this challenging economy we were able to maintain a good level of profitability with non-GAAP operating income of 21%.  Our strong balance sheet, history of profitability and positive cash flow positions us positively as customers consider vendor viability when making a purchasing decision.  While we expect the economy to continue to be challenging, we remain positive about the long term opportunities for PROS.   The strength of our balance sheet positions us to achieve our objectives with $52 million in cash, $45 million in working capital and no debt.”

The attached table provides a reconciliation of GAAP to non-GAAP income from operations and net income as well as net income per share available to common stockholders for the first quarter ended March 31, 2009 and 2008.

Financial Outlook

Based on information as of today, PROS is providing the following outlook for the second quarter of 2009:

Second Quarter of Fiscal Year 2009:

•                  The Company expects total revenue in the range of $17.0 million to $17.5 million.

•                  The Company is projecting GAAP income from operations of $1.4 million to $1.9 million and GAAP diluted earnings per share of $0.04 to $0.05.  Earnings per share are based on an estimated weighted average of 26.5 million diluted shares outstanding.

•                  The Company is projecting non-GAAP income from operations of $2.7 million to $3.2 million and non-GAAP diluted earnings per share of $0.08 to $0.09.  Non-GAAP income from operations for the second quarter excludes estimated SFAS 123R equity-based compensation charges of approximately $1.3 million.

PROS remains positive about the Company’s long-term opportunities.  However, with the global economy in recession, forecasting for the longer-term is considerably more challenging.  As such, PROS will continue the practice of providing quarterly guidance during 2009.

Conference Call

In conjunction with this announcement, PROS Holdings, Inc. will host a conference call on May 7, 2009, at 4:30 p.m. (EST) to discuss the company’s financial results.  To access this call, dial (866) 510-0705 (domestic) or (617) 597-5363 (international).  The pass code for the call is 57290223.  Additionally, a live web cast of the conference call will be available in the “Investor Relations” section of the Company’s web site at www.prospricing.com.

Following the conference call, a replay will be available at (888) 286-8010 (domestic) or (617) 801-6888 (international).  The replay pass code is 60177506.  An archived web cast of this conference call will also be available in the “Investor Relations” section of the Company’s web site at www.prospricing.com.

About PROS

PROS Holdings, Inc. (NYSE: PRO) is a leading provider of pricing and margin optimization software products, specializing in price analytics, price execution, and price optimization.  By using PROS’ software products, companies gain insight into their pricing strategies, identify pricing-based profit leaks, optimize their pricing decision making and improve their business processes and financial performance.  PROS’ software products implement advanced pricing science, which includes operations research, forecasting and statistics.  PROS high performance software architecture supports real-time high volume transaction processing and allows PROS to handle the processing and database requirements of the most sophisticated and largest customers, including customers with 100’s of simultaneous users and sub-second electronic transactions.  PROS provides professional services to configure its software products to meet the specific pricing needs of each customer.  PROS has implemented over 200 solutions across a range of industries in more than 40 countries.

Founded in 1985, PROS is headquartered in Houston, Texas.  Today, PROS has over 350 employees, more than 100 with advanced degrees and over 25 with Ph.D.s.  To learn more about PROS, please visit www.prospricing.com.

Forward-looking Statements

This press release contains forward-looking statements, including statements about PROS’ future financial performance, penetration and expansion into target markets, product development, the demand for PROS solutions, the performance of PROS solutions, and the predictability of the PROS business. The forward-looking statements contained in this press release are based upon PROS’ historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include: (a) the risk that the continued slowdown in the economy has on PROS’ sales cycles, prospects’ and customers’ spending decisions and timing of implementation decisions, (b) PROS’ ability to sell its solutions and successfully install and deliver the products and services at levels required to meet its future financial performance expectations, (c) PROS’ ability to develop and sell new products and product enhancements with the required functionality desired, (d) the ability of the market for enterprise pricing and margin optimization  software to grow, (e) the ability of the PROS revenue model to continue to provide the level of predictability to the PROS business, (f) PROS’ ability to maintain its current level of gross margins, (g) PROS’ ability to maintain historical maintenance renewal rates, (h) PROS’ ability to deliver its solutions according to the acceptance criteria of its customers and the avoidance of dispute related thereto, (i) PROS’ successful implementation of its solutions without modification or negotiation of contractual arrangements and (j) the impact of currency fluctuations on our results of operations.  Additional information relating to the uncertainty affecting the PROS business are contained in PROS’ filings with the Securities and Exchange Commission.  These forward-looking statements represent PROS’ expectations as of the date of this press release.  Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

PROS has provided in this release certain financial information that has not been prepared in accordance with GAAP.  This information includes non-GAAP income from operations, net income and diluted earnings per share.  PROS uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating PROS’ ongoing operational performance.  PROS believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results.  As noted, the non-GAAP financial measures discussed above are equity-based compensation charges for the three months ended March 31, 2009 and 2008 of $1.2 million and $0.9 million, respectively, pursuant to SFAS 123R.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above.  A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Contact:
PROS Investor Relations
Tel: 713-335-5879
e-mail: ir@PROSpricing.com

Media Contact:
PROS Corporate Communications
Tel: 713-335-5197
e-mail: corpcomm@PROSpricing.com

PROS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2009	2008

Assets:
Current assets:
Cash and cash equivalents	$52,020	$51,979
Accounts and unbilled receivables, net of allowance of $1,900	17,628	16,179
Prepaid expenses and other current assets	2,957	3,238
Total current assets	72,605	71,396
Property and equipment, net	2,692	2,901
Other long term assets, net	2,269	2,297
Total assets	$77,566	$76,594

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$1,526	$1,088
Accrued liabilities	2,686	2,920
Accrued payroll and other employee benefits	2,450	4,493
Deferred revenue	16,031	16,288
Other current liabilities	4,866	4,866
Total current liabilities	27,559	29,655
Long-term deferred revenue	3,096	3,187

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 75,000,000 shares authorized, 30,110,143 and 30,095,846 shares issued, respectively, 25,692,558 and 25,678,261 shares outstanding, respectively	30	30
Additional paid-in capital	58,835	57,668
Treasury stock 4,417,585 common shares, at cost	(13,938)	(13,938)
Retained earnings (deficit)	1,984	(8)
Total stockholders’ equity	46,911	43,752
Total liabilities and stockholders’ equity	$77,566	$76,594

PROS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP

(Dollars in thousands, except per share data)

(Unaudited)

	For the Three Months
	Ended March 31,
	2009	2008

Revenue:
License and implementation	$11,924	$12,806
Maintenance and support	6,102	5,114
Total revenue	18,026	17,920

Cost of revenue:
License and implementation	3,592	3,413
Maintenance and support	1,226	1,180
Total cost of revenue	4,818	4,593

Gross profit	13,208	13,327
Gross margin	73.3%	74.4%

Operating expenses:
Selling, general and administrative	5,505	5,125
Research and development	5,048	4,672
Total operating expenses	10,553	9,797

Income from operations	2,655	3,530

Other income:
Interest income	90	422
Income before income tax provision	2,745	3,952
Income tax provision	755	1,380
Net income	$1,990	$2,572

Net earnings attributable to common stockholders per share:
Basic	$0.08	$0.10
Diluted	$0.08	$0.10

Weighted average number of shares:
Basic	25,706,306	26,161,436
Diluted	26,120,638	26,676,832

PROS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - RECONCILIATION

 OF GAAP TO NON-GAAP

(Dollars in thousands, except per share data)

(Unaudited)

	For the Three Months
	Ended March 31,
	2009	2008

Net income	$1,990	$2,572

GAAP SFAS 123R (Non-Cash Compensation):
Cost of revenue	179	180
Selling, general and administrative	586	449
Research and development	387	278
Total operating expenses	1,152	907

Tax impact of SFAS 123R	(317)	(317)
Total Non-GAAP tax impact	(317)	(317)

Non-GAAP net income	$2,825	$3,162

Basic	$0.11	$0.12
Diluted	$0.11	$0.12

Shares used in computing net income per common share:
Basic	25,706,306	26,161,436
Diluted	26,120,638	26,676,832

Income from operations	$2,655	$3,530

GAAP SFAS 123R (Non-Cash Compensation):	1,152	907

Non-GAAP income from operations	$3,807	$4,437

Non-GAAP income from operations %	21.1%	24.8%

GAAP - gross profit	$13,208	$13,327

GAAP SFAS 123R (Non-Cash Compensation):	179	180

Non-GAAP gross profit	$13,387	$13,507

Non-GAAP gross margin	74.3%	75.4%

PROS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	For the Three Months
	Ended March 31,
	2009	2008

Operating activities:
Net income	$1,990	$2,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	319	319
Noncash compensation	1,152	907
Provision for doubtful accounts	40	9
Changes in operating assets and liabilities:
Accounts receivable	(601)	(3,866)
Unbilled receivables	(889)	(1,050)
Prepaid expenses and other	310	383
Accounts payable, accrued liabilities, accrued contract labor and accrued payroll	(1,831)	(709)
Deferred revenue	(348)	2,768
Net cash provided by operating activities	142	1,333

Investing activities:
Purchases of property and equipment	(118)	(369)
Net cash used in investing activities	(118)	(369)

Financing activities:
Proceeds from the exercise of stock options	17	141
Net cash used in financing activities	17	141
Net increase (decrease) in cash and cash equivalents	41	1,105
Cash and cash equivalents:
Beginning of period	51,979	44,378
End of period	$52,020	$45,483